Exhibit 99.1

VELO3D, a Leader in the Rapidly Growing, High Value Metal Additive Manufacturing Market, to Become Public Company

Merger with JAWS Spitfire Acquisition Corporation Values VELO3D at a Pro Forma Enterprise Value of $1.6 Billion and is Expected to Provide up to $500 Million in Cash Proceeds

Transaction Positions VELO3D for Robust Growth in an Expanding Market

VELO3D’s Proprietary Manufacturing Solution Enables Production of Critical Components for Innovative Customers Including SpaceX, Honeywell, Boom Supersonic, Chromalloy, and Lam Research

PIPE of $155 Million Led By Baron Capital Group and Hedosophia

Bessemer Venture Partners, Khosla Ventures, Playground and Piva Expected to Retain Equity Holdings in VELO3D and Continue Partnership with Management

CAMPBELL, California and MIAMI, Florida – March 23, 2021 – VELO3D, Inc. (the “Company” or “VELO3D”), a leader in additive manufacturing (AM) for high value metal parts, and JAWS Spitfire Acquisition Corporation (“JAWS Spitfire”) (NYSE: SPFR), a special purpose acquisition company, announced today they have entered into a definitive business combination agreement. The transaction is anticipated to strengthen VELO3D’s position as a trusted partner for companies seeking novel manufacturing solutions for complex design challenges. Upon completion of the transaction, which is expected to occur in the second half of 2021, the combined company will operate as VELO3D, and will be listed on the New York Stock Exchange (NYSE) under the new ticker symbol “VLD.”

VELO3D is a leader in the evolution from the analog supply chain to digital manufacturing. The Company’s proprietary full-stack 3D metal printing solution enables the production of mission-critical components for space rockets, jet engines, fuel delivery systems and energy production with better performance, at faster speed and lower cost than traditional methods. With VELO3D’s technology, the Company’s customers are able to create complex metal designs previously considered impossible due to the constraints of legacy AM technology.

Since launching commercially in the fourth quarter of 2018, the Company has serviced innovative customers including SpaceX, Honeywell, Boom Supersonic, Chromalloy and Lam Research.

VELO3D’s disruptive technologies, unmatched patent portfolio and deep customer relationships are driving adoption of additive manufacturing in a market that is set to expand to $35 billion in 2030.

VELO3D’s experienced management team, including founder and CEO Benny Buller and CFO Bill McCombe, will continue to lead the Company through its next phase of growth.

“VELO3D partners with the world’s most innovative companies leading the future of space travel, transportation and energy,” said Mr. Buller. “I am proud that such visionary partners continue to trust VELO3D to build products through methods that were previously impossible. With JAWS Spitfire’s long-term partnership, we expect to extend the reach of VELO3D’s technology and bring its solutions to even more customers globally. As we scale our business and advance our growth strategy, we expect to expand the high value metal additive manufacturing market and strengthen our competitive position.”

“Benny and the VELO3D team have placed technical innovation at the core of their business model, and we are excited to partner as they bring their technology to a broader set of similarly innovative customers across the world,” said Barry Sternlicht, Co-Founder and Chairman of JAWS Spitfire. “Since commercialization, VELO3D has attracted an impressive customer base, showcasing the seamless, cost-competitive production of previously unattainable designs. VELO3D is well-positioned for robust growth in an established and expanding market.”

VELO3D’s financial model is asset light, backed by significant technology investments and positioned to rapidly scale to meet customer demand. The Company’s growth strategy is to focus on the specific products that only it can produce within the $100+ billion total addressable market for high value metal parts. The additional capital provided from this transaction will allow VELO3D to make substantial investments in engineering, product development, sales, marketing and customer support.

VELO3D is ready to deploy its new laser printing technology solution, Sapphire XC, which is expected to ship in the fourth quarter of 2021. Sapphire XC is designed as a scale-up of VELO3D’s Sapphire solution, and will support the production of parts that are up to five times higher volume and up to three times lower cost than existing Sapphire technology.

The transaction values the combined company at an enterprise value of approximately $1.6 billion, at the $10.00 per share PIPE subscription price and assuming no public shareholders of JAWS Spitfire exercise their redemption rights. The Company will receive up to $345 million in proceeds from JAWS Spitfire’s cash in trust and a $155 million private placement of common stock at a $10.00 per share value. The private placement is led by strategic and institutional investors, including Baron Capital Group and Hedosophia. Upon completion of the transaction, VELO3D is set to benefit from a flexible capital structure with approximately $470 million of cash on the Company’s balance sheet, net of debt and assuming no redemptions are effected.

Assuming no public shareholders of JAWS Spitfire exercise their redemption rights, VELO3D’s existing shareholders will own approximately 72%, JAWS Spitfire’s existing shareholders and sponsor will own approximately 21% and PIPE investors will own approximately 7% of the issued and outstanding shares of common stock, respectively, of the combined company at closing.

The transaction, which has been unanimously approved by the Boards of Directors for both VELO3D and JAWS Spitfire, is subject to approval by JAWS Spitfire’s shareholders and other customary closing conditions.

A more detailed description of the transaction terms and a copy of the Business Combination Agreement and investor presentation will be included in a current report on Form 8-K to be filed by JAWS Spitfire with the United States Securities and Exchange Commission (the “SEC”). A presentation made by the management of VELO3D and JAWS Spitfire regarding the transaction will also be available on VELO3D’s website at: https://www.velo3d.com.

BofA Securities served as exclusive financial advisor to VELO3D and Fenwick & West LLP served as legal counsel to VELO3D.

Credit Suisse Securities (USA) LLC served as capital markets and financial advisor to JAWS Spitfire and as lead placement agent on the PIPE transaction. Kirkland & Ellis LLP served as legal counsel to JAWS Spitfire.

BofA Securities served as a co-placement agent on the PIPE transaction. Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisor to the placement agents on the PIPE.

About VELO3D

VELO3D empowers companies to imagine more and additively manufacture nearly anything. Bringing together an integrated, end-to-end solution of software, hardware, and process-control innovation, VELO3D’s technology for 3D metal printing delivers unparalleled quality control for serial production and enhanced part performance. With VELO3D Flow™ print preparation software, Sapphire® laser powder bed AM system and Assure™ quality assurance software, manufacturers can accelerate product innovation, become more agile and responsive to market needs and reduce costs. First in the industry to introduce SupportFree metal 3D printing, which allows for the manufacture of previously impossible geometries, the company is based in Silicon Valley and is privately funded. VELO3D has been named to Fast Company’s prestigious annual list of the World’s Most Innovative Companies for 2021. For more information, please visit https://www.velo3d.com/.

About JAWS Spitfire Acquisition Corporation

JAWS Spitfire Acquisition Corporation, led by Chairman Barry S. Sternlicht and Chief Executive Officer Matthew Walters, is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Contacts

For VELO3D:

Renette Youssef

Chief Marketing Officer

press@velo3d.com

For JAWS Spitfire Acquisition Corporation:

Abernathy MacGregor

Tom Johnson / Dan Scorpio

tbj@abmac.com / dps@abmac.com

(212) 371-5999 / (646) 899-8118

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1996. JAWS Spitfire’s and VELO3D’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect”, “estimate”, “project”, “budget”, “forecast”, “anticipate”, “intend”, “plan”, “may”, “will”, “could”, “should”, “believes”, “predicts”, “potential”, “continue”, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, JAWS Spitfire’s and VELO3D’s expectations with respect to future performance and anticipated financial impacts of the transaction, the satisfaction of closing conditions to the transaction and the timing of the completion of the transaction. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of JAWS Spitfire’s registration statement on Form S-1. In addition, there will be risks and uncertainties described in the proxy statement/prospectus on Form S-4 relating to the business combination, which is expected to be filed by JAWS Spitfire with the SEC and other documents filed by JAWS Spitfire from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Most of these factors are outside JAWS Spitfire’s and VELO3D’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against JAWS Spitfire or VELO3D following the announcement of the transaction; (2) the inability to complete the transaction, including due to the inability to concurrently close the business combination and the private placement of common stock or due to failure to obtain approval of the stockholders of JAWS Spitfire; (3) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regular reviews required to complete the transaction; (4) the risk that the transaction disrupts current plans and operations as a result of the announcement and consummation of the transaction; (5) the inability to recognize the anticipated benefits of the transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its key employees; (6) costs related to the transaction; (7) changes in the applicable laws or regulations; (8) the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; (9) the impact of the global COVID-19 pandemic; and (10) other risks and uncertainties indicated from time to time described in JAWS Spitfire’s registration on Form S-1, including those under “Risk Factors” therein, and in JAWS Spitfire’s other filings with the SEC. JAWS Spitfire and VELO3D caution that the foregoing list of factors is not exclusive and not to place undue reliance upon any forward-looking statements, including projections, which speak only as of the date made. Neither JAWS Spitfire nor VELO3D undertakes or accepts any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Important Information and Where to Find It

A full description of the terms of the transaction will be provided in a registration statement on Form S-4 to be filed with the SEC by JAWS Spitfire that will include a prospectus with respect to the combined company’s securities to be issued in connection with the business combination and a proxy statement with respect to the shareholder meeting of JAWS Spitfire to vote on the business combination. JAWS Spitfire urges its investors, shareholders and other interested persons to read, when available, the preliminary proxy statement/prospectus as well as other documents filed with the SEC because these documents will contain important information about JAWS Spitfire, the Company and the transaction. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to shareholders of JAWS Spitfire as of a record date to be established for voting on the proposed business combination. Once available, shareholders will also be able to obtain a copy of the S-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to: JAWS Spitfire, 1601 Washington Avenue, Miami Beach, Florida 33139. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

JAWS Spitfire and VELO3D and their respective directors and officers may be deemed to be participants in the solicitation of proxies from JAWS Spitfire’s stockholders in connection with the proposed transaction. Information about JAWS Spitfire’s directors and executive officers and their ownership of JAWS Spitfire’s securities is set forth in JAWS Spitfire’s filings with the SEC. To the extent that holdings of JAWS Spitfire’s securities have changed since the amounts printed in JAWS Spitfire’s Registration Statement on Form S-1, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/consent solicitation statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of JAWS Spitfire, the Company or the combined company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.